UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2025

Tyra Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40800	83-1476348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2656 State Street
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 728-4760

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TYRA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2025, in connection with the appointment of a new director to the Board of Directors (the “Board”) of Tyra Biosciences, Inc. (the “Company”), Nina Kjellson resigned from the Board and the Compensation Committee of the Board effective as of January 29, 2025 (the “Effective Date”). Ms. Kjellson’s resignation from the Board and the Compensation Committee was not made in connection with a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On the Effective Date, the Board appointed Adele M. Gulfo as a director of the Board, filling the Class I vacancy on the Board resulting from Ms. Kjellson’s resignation. In addition, Ms. Gulfo was appointed to the Compensation Committee of the Board. Ms. Gulfo’s appointments to the Board and the Compensation Committee thereof were effective as of the Effective Date and were made based upon the recommendation of the Board’s Nominating and Corporate Governance Committee.

Ms. Gulfo, 62, served as the Chief Executive Officer, Biopharma Commercial Unit of Sumitomo Pharma America, Inc. from July 2023 to October 2024. Previously, she served as Chief Commercial and Business Development Officer at Sumitovant Biopharma, Inc. since December 2019. Sumitovant Biopharma, a privately held company affiliated with Sumitomo Dainippon Pharma Co., Ltd., operates five biopharmaceutical companies acquired from Roivant Sciences Ltd. in December 2019, which includes Myovant Sciences Ltd. From May 2020 to March 2021, Ms. Gulfo served as the interim Chief Commercial Officer of Myovant Sciences. From May 2018 to December 2019, Ms. Gulfo served as Chief of Commercial Development of Roivant Sciences. Prior to joining Roivant Sciences in May 2018, Ms. Gulfo served as Executive Vice President, Chief Strategy Officer and Head of Global Commercial Development for Mylan N.V. from January 2014 to January 2018. Before joining Mylan, Ms. Gulfo spent five years at Pfizer Inc. in a number of executive positions, including President and General Manager, U.S. Primary Care. She was also Country Manager for Pfizer’s U.S. biopharmaceutical businesses, including Speciality, Oncology and Vaccines, and as Pfizer’s President of Latin America. Prior to joining Pfizer, she held executive positions at AstraZeneca Pharmaceuticals, including running the cardiovascular business unit where she led the launch of CRESTOR®, and at the Parke-Davis division of Warner-Lambert Company (which later merged with Pfizer) she served as the Senior Director, Cardiovascular Marketing and led the launch of LIPITOR®. Ms. Gulfo currently serves as a member of the board of directors of Enpro Inc. and previously served on the boards of directors of Myovant Sciences, Bemis Company, Inc. (acquired by Amcor plc) and Medexus Pharmaceuticals Inc. She also currently serves on the Innovation Growth Board for Mass General Brigham. Ms. Gulfo holds a Bachelor of Science in Biology from Seton Hall University and an MBA in Marketing from Fairleigh Dickinson University.

In connection with her appointment to the Board, pursuant to the Company’s Non-Employee Director Compensation Program, Ms. Gulfo was granted options to purchase 37,200 shares of the Company’s common stock. The options have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The foregoing awards will vest in substantially equal monthly installments over the thirty-six months following the date of grant. Ms. Gulfo will also receive cash compensation for her service on the Board and committees thereof in accordance with the Company’s Non-Employee Director Compensation Program, as such program may be amended from time to time.

Further, in connection with her appointment to the Board, Ms. Gulfo entered into the Company’s standard form of indemnification agreement, the form of which has been filed with the Company’s most recent annual report on Form 10-K.

There are no arrangements or understandings between Ms. Gulfo and any other person pursuant to which she was selected to serve on the Board. There are no transactions in which the Company or any of its subsidiaries is a party and in which Ms. Gulfo has a material interest subject to disclosure under Item 404(a) of Regulation S-K. The Board has determined that Ms. Gulfo is an independent director in accordance with the listing requirements of The Nasdaq Stock Market LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TYRA BIOSCIENCES, INC.

Date: January 29, 2025	By:	/s/ Alan Fuhrman
Alan Fuhrman Chief Financial Officer